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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated June 7, 1999, and to all references to our Firm included in or made a part of this registration statement of Nuveen Money Market Trust (comprising the Nuveen Money Market Fund).



                                                             ARTHUR ANDERSEN LLP

Chicago, Illinois
June 7, 1999